AMENDMENT NO. 1 TO BY-LAWS OF

                 FORENSIC TECHNOLOGIES INTERNATIONAL CORPORATION

          Article II, Section 2 of the By-Laws of Forensic Technologies International Corporation is hereby amended to read in its entirety as follows:

          SECTION 2. Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the third Wednesday in May of each year or a date no more than 31 days thereafter and at such time and place as the Board of Directors shall determine. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. The failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

          This Amendment No. 1 to the By-Laws has been duly adopted by the Board of Directors of the Corporation effective as of the 25th day of March 1997.